UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED

PURSUANT TO SECTION 8(a) OF

THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: GAVITS CLOSED-END TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):

c/o Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Telephone Number (including area code): (617) 951-7000

Name and address of agent for service of process:

James E. Thomas

Keith MacLeod

Elizabeth Madsen

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes [X]	No [ ]
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SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York in the State of New York on the 20th day of October, 2026.

GAVITS CLOSED-END TRUST
By:	/s/ Russell Schaub
Name:	Russell Schaub
Title:	Initial Trustee

ATTEST:	/s/ Zadia Felciano Name: Zadia Felciano Title: Witness

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